Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
ALTA HEALTHCARE SYSTEM, INC.

Combination Expected to Create Comprehensive Medical Services Platform

Culver City, CA — July 25, 2007 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 250,000 HMO enrollees in Southern California, today announced that it has entered into a definitive agreement to acquire Alta Healthcare System, Inc. (“Alta”), a private, for-profit hospital management company that owns and operates four community-based hospitals — Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital, and Norwalk Community Hospital — for total consideration of approximately $104.0 million.  These hospitals provide a comprehensive range of medical, surgical, and psychiatric services, and have a combined 339 licensed beds served by 351 on-staff physicians.

Alta has achieved outstanding financial performance without any significant managed care contribution and the combined companies are expected to benefit from leveraging Prospect’s 13 Independent Physician Associations (“IPAs”), a network of more than 9,000 specialist and primary care physicians.  For its fiscal year ended December 31, 2006, Alta generated audited revenues and operating income of $107.0 million and $16.9 million, respectively.

Closing will occur as soon as practicable, but is contingent upon obtaining necessary financing and third party consents, and satisfying other closing conditions.  Subject to final documentation, Prospect has received a commitment in financing from Bank of America, N.A.

For details regarding financial aspects of the transaction refer to Prospect’s filed 8-K.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “The anticipated acquisition of Alta is a logical step in Prospect’s evolution. This acquisition will transform the Company into a vertically-integrated healthcare provider that we believe will improve the delivery of patient care, and satisfy the increasing demand by HMOs to contract with managed care partners that offer an integrated physician/hospital solution. Prospect has established IPA networks.  Alta has earned an outstanding reputation for patient care and as a physician-driven institution. Alta will operate as a standalone entity, allowing its hospitals to retain their local identities.”

Prospect Medical Holdings, Inc.	Page 2

July 25, 2007

Dr. Terner continued, “In addition to the potential synergies that this combination offers, we were also attracted to Alta because it is led by an outstanding management team who enjoy strong relationships with physicians and employees.  As a condition of the acquisition, the key executives will remain with Alta.  Prospect will enter into multi-year employment agreements with Sam Lee and David Topper, the driving forces behind Alta’s success. Mr. Lee will join Prospect’s Board of Directors at closing. In addition, Alta has the right to name one independent director, increasing Prospect’s Board from seven members to nine.”

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company, through its Independent Physician Associations (“IPAs”), contracts with health care professionals to provide a full range of services to HMO enrollees.  Services provided by Prospect include contract negotiations, physician recruiting and credentialing, HR, claims administration, financial services, provider relations, case management, quality assurance, data collection and MIS.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006 and Form 10-Q filed on May 15, 2007.   Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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